UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2020

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38602	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	CHAP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Restructuring Support Agreement

On August 15, 2020, Chaparral Energy, Inc. (the “Company”) and its direct and indirect subsidiaries (collectively, the “Debtors”) entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with holders of approximately 78% of loans outstanding under the Company’s Tenth Restated Credit Agreement, dated as of December 21, 2017 (as amended, modified or supplemented, the “Credit Agreement” and such loan facility, the “RBL Credit Facility”) and holders of approximately 78% of the Company’s 8.75% Senior Notes due 2023 (the “Senior Notes”). The transactions contemplated in the Restructuring Support Agreement are expected to be implemented through the prepackaged chapter 11 plan of reorganization (“Plan”) filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Specifically, the Restructuring Support Agreement provides, in pertinent part, as follows:

•

The Company will emerge from chapter 11 with a $300 million exit credit facility (the “Exit Facility”). The Exit Facility will include (A) second out term loans (the “Second Out Term Loans”) in an amount to be determined and (B) a revolving facility that has an initial borrowing base equal to (i) the lesser of (a) $175 million or (b) the Company’s proved developed producing reserves on a PV-15 basis, plus hedges, on six-month roll-forward basis minus (ii) the aggregate amount of the Second Out Term Loans. There must be a minimum of $20 million of availability under the Exit Facility at emergence.

•

Lenders under the Company’s RBL Credit Facility will receive, on account of their prepetition loans, (i) their pro rata share of cash in the amount of the difference between their outstanding loans as of the effective date of the Plan and the initial borrowing base under the Exit Facility and (ii) with respect to lenders who agree to provide revolving commitments under the Exit Facility, their pro rata share of an additional amount of cash to be determined based on excess cash as of the effective date and new first-lien first-out revolving loans on account of their remaining prepetition loans and, with respect to lenders electing not to provide revolving commitments under the Exit Facility, new first-lien second-out term loans on account of their remaining prepetition loans.

•

The Company will fully equitize its approximately $300 million of outstanding prepetition Senior Notes, with each holder of Senior Notes receiving, upon the Company’s emergence from bankruptcy, its ratable share of (i) 100% of the total issued and outstanding shares of new common stock of the reorganized Company (the “New Common Stock”), subject to dilution by any New Common Stock issued upon conversion of the Convertible Notes (as defined below), the issuance of shares of New Common Stock in an amount up to 7% of the fully diluted New Common Stock pursuant to any management incentive plan that may be approved by the new board of directors post-emergence (with anti-dilution protections with regard to the Convertible Notes), New Common Stock issued in connection with the “Put Option Premium” payable in the form of New Common Stock to the Backstop Parties (as defined below), and any New Common Stock issued upon exercise of the warrants described below and (ii) rights to participate in the Rights Offering (as defined below) of the Convertible Notes.

•

The Company will raise $35 million through a fully backstopped new money rights offering (the “Rights Offering”) of second-lien senior notes convertible into New Common stock (the “Convertible Notes”) issued at par. The Convertible Notes will be convertible into shares of New Common Stock equal to 50% of the New Common Stock outstanding upon the reorganized Company’s emergence from bankruptcy (subject to certain anti-dilution protection).

•	Except as otherwise provided in the Plan, all other claims, including general unsecured claims, will receive treatment that renders them unimpaired under the Bankruptcy Code.

•	All of the Company’s existing common stock and other equity interests will be cancelled without any distribution to the holders of such common stock and other equity interests on account thereof.

•

However, holders of the Company’s existing common stock and certain other equity interests (including interests related to claims pending in the Company’s prior bankruptcy cases) that do not object to the Plan or opt out of the releases contained in the Plan (the “Eligible Common Stockholders”) are entitled to receive their ratable share of $1.2 million of cash and the package of cashless exercise warrants described below (or in the case of certain holders of equity interests who do not hold through DTC, cash in an amount equal to $0.01508 per share in lieu of such warrants). As of the date hereof, the Company has 47,790,146 shares of common stock outstanding.

•

The cashless exercise warrants distributable pro rata to the Eligible Common Stockholders will be exercisable for (i) 5% of the New Common Stock issued by the reorganized Company at emergence, with a 4-year term and a $300 million equity value strike price and (ii) 5% of the New Common Stock issued by the reorganized Company at emergence with a 5-year term and a $350 million equity value strike price. However, the warrants will be subject to dilution by New Common Stock issued in connection with the management incentive plan, the Put Option Premium, and any conversion of the Convertible Notes. The Debtors’ investment banker, Intrepid Partners, LLC, has prepared an independent valuation analysis, which is attached to the Disclosure Statement (as defined below in Item 7.01) as Exhibit E, and estimates the implied plan equity value of the Company at emergence to be $70 million to $160 million, which is below the equity value strike prices described above.

•

The warrants will not include Black-Scholes protection or similar protections in the event of a sale, merger or similar transaction prior to exercise; therefore, the occurrence of certain transactions, including certain sales or mergers, likely would negatively impact, and could even eliminate, the value of the warrants.

The Restructuring Support Agreement includes certain milestones for the progress of the chapter 11 cases, which include the dates by which the Debtors are required to, among other things, obtain certain court orders and consummate the transactions contemplated therein. Failure to meet these milestones allows the Restructuring Support Agreement to be terminated by the non-Debtor signatories thereto. In addition, the signatories to the Restructuring Support Agreement will have the right to terminate the Restructuring Support Agreement under certain circumstances, including if the board of directors of the Company (the “Board”) determines in good faith that performance under the Restructuring Support Agreement would be inconsistent with its fiduciary duties as set forth therein. The Plan remains subject to Bankruptcy Court approval and the satisfaction of certain conditions precedent. Accordingly, no assurance can be given that the transactions described in the Restructuring Support Agreement or the Plan will be consummated.

The foregoing description of the Restructuring Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restructuring Support Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01.

Backstop Purchase Agreement

On August 15, 2020, the Debtors entered into a Backstop Purchase Agreement (the “Backstop Purchase Agreement”) with the backstop parties named therein (the “Backstop Parties”).

Pursuant to the Backstop Purchase Agreement, the Backstop Parties agreed to backstop the Rights Offering of the Convertible Notes of the Company, as contemplated by the Restructuring Support Agreement. Subject to the terms and conditions contained in the Backstop Purchase Agreement, the Backstop Parties have committed to purchase any Convertible Notes that are not duly subscribed for pursuant to the Rights Offering.

As consideration for the commitment by the Backstop Parties, and subject to approval by the Bankruptcy Court, a “Put Option Premium” will be paid to the Backstop Parties by the Company in an aggregate number of shares of New Common Stock equal to 10% of the total number of shares of New Common Stock issued by the Company upon emergence from bankruptcy as distributions under the Plan. If the Backstop Agreement is terminated under certain circumstances as set forth therein, the Company will instead be required to make a cash payment of $2.625 million to the Backstop Parties.

The transactions contemplated by the Backstop Purchase Agreement are conditioned upon the satisfaction or waiver of customary conditions for transactions of this nature, including among other things that (i) the Bankruptcy Court shall have confirmed the Plan and (ii) all Convertible Notes have been, or concurrently with the Closing will be, subscribed for or purchased pursuant to the Backstop Purchase Agreement.

The foregoing description of the Backstop Purchase Agreement is not complete and is qualified in its entirety by reference to the Backstop Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.2 and is hereby incorporated by reference into this Item 1.01.

Letter Agreement supplementing Amended SVP Agreement.

On August 14, 2020 (the “SVP Effective Date”), the Company entered into a letter agreement (the “SVP Letter Agreement”) with Strategic Value Partners, LLC and certain investment funds directly and indirectly managed by SVP (collectively, “SVP”), supplementing the Amended and Restated Support Agreement (the “Amended SVP Agreement”), dated as of December 20, 2019 between the Company and SVP.

As previously disclosed, on December 20, 2019, the Company entered into the Amended SVP Agreement to, among other things, increase the number of individuals that SVP was entitled to designate to serve on the Board from one to two (the “SVP Designees”) and increase the authorized number of directors on the Board from seven to eight. Pursuant to the Amended SVP Agreement, Michael Kuharski and Mark “Mac” McFarland were appointed to the Board and were designated as SVP Designees.

Pursuant to the SVP Letter Agreement, as of the SVP Effective Date:

•	The number of SVP Designees decreased from two to zero;

•	Mr. McFarland tendered his resignation to the Board, subject to acceptance by the Board;

•	the Board did not accept Mr. McFarland’s resignation, as a result of which Mr. McFarland continued as a director but ceased to be an SVP Designee;

•	the total authorized number of directors on the Board was decreased from eight to seven;

•	SVP agreed not to object to, or commence any proceeding against, the Plan; and

•	the Company and SVP entered into mutual releases with respect to any claims through the SVP Effective Date.

Prior to, and in contemplation of the approval and execution of, the SVP Letter Agreement, Michael Kuharski unconditionally resigned from the Board and from the Nominating and Governance Committee, the only Board committee on which Mr. Kuharski served.

The foregoing descriptions of the Amended SVP Agreement and the SVP Letter Agreement are qualified in their entirety by reference to (i) the full text of the Amended SVP Agreement, which was filed as Exhibit 99.1 to our Current Report on Form 8-K filed on December 27, 2019 and (ii) the full text of the SVP Letter Agreement, which is filed as Exhibit 99.7 to this Current Report on Form 8-K, each of which is incorporated by reference into this Item 1.01.

Forbearance Agreements.

Forbearance Agreement with Lenders under Credit Agreement. As previously reported, on July 15, 2020, the Company certain lenders party thereto (the “Lenders”), Royal Bank of Canada, as Administrative Agent and Issuing Bank (the “Agent”), and the other parties thereto, entered into a Limited Forbearance Agreement under the Credit Agreement. As also previously reported, effective as of July 24, 2020, the Company, the Lenders, the Agent, and the other parties thereto entered into the First Amendment to Limited Forbearance Agreement (the “First Amendment”) and effective as of July 29, 2020, the Company, the Agent and certain Lenders entered into the Second Amendment to Limited Forbearance Agreement (the “Second Amendment”, and such Limited Forbearance Agreement, as amended by the First Amendment and the Second Amendment, the “Lender Forbearance Agreement”).

On August 14, 2020, the Company, the Agent and certain Lenders entered into the Third Amendment to Limited Forbearance Agreement (the “Third Amendment”).

Pursuant to the Lender Forbearance Agreement, the Lenders agreed among other things, during the forbearance period, to forbear from exercising any remedies under the Credit Agreement for any default or event of default resulting from any failure by the Company or any of its subsidiaries to make all or any part of the required interest payment due on July 15, 2020 with respect to the Senior Notes. Pursuant to the Second Amendment, the scope of the defaults or events of default covered by the Lender Forbearance Agreement was expanded to include the failure by the Company to pay a certain deficiency payment under the Credit Agreement on or before August 3, 2020, as well as the failure to timely deliver the quarterly financial statements for the period ended June 30, 2020 and the required accompanying officer’s certificate.

The forbearance period under the Lender Forbearance Agreement began on July 15, 2020 and was scheduled to expire at 5:00 p.m. (Central Time) on August 9, 2020, unless terminated earlier in accordance with the terms thereof. The Third Amendment extended the scheduled termination date to 5:00 p.m. (Central Time) on August 17, 2020, unless terminated earlier in accordance with the terms of the Forbearance Agreement.

Forbearance and Waiver Agreement with Certain Noteholders. As previously reported, on July 30, 2020, the Company and the holders of at least 75% of the principal amount of outstanding Senior Notes (the “Initial Consenting Noteholders”) entered into a Forbearance and Waiver Agreement (the “Original Noteholder Forbearance Agreement”). On August 14, 2020, the Company and the Initial Consenting Noteholders entered into the Amended and Restated Forbearance and Waiver Agreement (the “Noteholder Forbearance Agreement”), which amends and restates the Original Noteholder Forbearance Agreement in its entirety. Pursuant to the Noteholder Forbearance Agreement, the Initial Consenting Noteholders agreed, during the forbearance period, to forbear from exercising certain remedies under the Indenture (the “Indenture”) dated June 29, 2018, among Chaparral Energy, Inc., the Guarantors party thereto, and UMB Bank, N.A., as Trustee, relating to the Senior Notes (including acceleration) for any default or event of default resulting from any failure by the Company to pay a certain deficiency payment under the Credit Agreement on or before August 3, 2020 and any failure by the Company to pay the interest payment that was due and payable on July 15, 2020 with respect to the Senior Notes. In addition, under the Noteholder Forbearance Agreement, subject to the occurrence of the applicable event of default, the Initial Consenting Noteholders have waived any such event of default and the consequences thereof under the Indenture. That waiver is effective solely for the period commencing upon the occurrence of the applicable event of default until the end of the forbearance period under the Noteholder Forbearance Agreement.

The forbearance period under the Noteholder Forbearance Agreement is scheduled to expire at 11:59 p.m. (New York City time) on August 17, 2020, unless terminated earlier in accordance with the terms of the Noteholder Forbearance Agreement.

The foregoing descriptions of the Lender Forbearance Agreement, the First Amendment, the Second Amendment, Third Amendment, Original Noteholder Forbearance Agreement and Noteholder Forbearance Agreement are summaries only, do not purport to be complete, and are qualified in their entirety by reference to:

•	the complete text of the Lender Forbearance Agreement, which was filed as Exhibit 99.1 to our Current Report on Form 8-K filed on July 15, 2020;

•	the complete text of the First Amendment, which was filed as Exhibit 99.1 to our Current Report on Form 8-K filed on July 27, 2020;

•	the complete text of the Second Amendment, which is filed as Exhibit 99.1 to our Current Report on Form 8-K filed on July 31, 2020;

•	the complete text of the Third Amendment, a copy of which is filed as Exhibit 99.8 to this Current Report;

•	the complete text of the Original Noteholder Forbearance Agreement, which is filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 31, 2020; and

•	the complete text of the Noteholder Forbearance Agreement, a copy of which is filed as Exhibit 99.9 to this Current Report,

each of which is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 relating to the termination of SVP’s right to designate individuals for appointment, election or nomination to the Board is hereby incorporated by reference into this Item 1.02.

Item 1.03	Bankruptcy or Receivership.

On August 16, 2020, the Debtors filed chapter 11 cases in the United States Bankruptcy Court for the District of Delaware and filed the Plan as a prepackaged chapter 11 plan of reorganization with the Bankruptcy Court.

On August 15, 2020, the Debtors commenced a solicitation to seek acceptance of the Plan by certain of their creditors. The Debtors expect the solicitation period to end on or around September 15, 2020.

The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of the chapter 11 cases under the caption In re Chaparral Energy, Inc. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Plan and requested first day relief anticipate that trade claimants and other unsecured creditors who continue to work with the Debtors on existing terms will be paid in full and in the ordinary course of business. All existing vendor contracts are expected to remain in place and be serviced in the ordinary course of business.

Additional information about the chapter 11 cases may be obtained at http://www.kccllc.net/chaparral2020.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the chapter 11 cases described above in Item 1.03 constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (the “Debt Instruments”):

•	Tenth Restated Credit Agreement, as amended, by and among Chaparral Energy, Inc., Royal Bank of Canada as administrative agent and the lenders thereto.

•	Indenture dated June 29, 2018, among Chaparral Energy, Inc., the Guarantors party thereto, and UMB Bank, N.A., as Trustee, relating to our 8.750% Senior Notes due 2023.

The Debt Instruments provide that, as a result of the chapter 11 cases, the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the commencement of the chapter 11 cases, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

In addition, the information set forth relating to the Forbearance Agreements in Item 1.01 is hereby incorporated by reference into this Item 2.04.

Item 5.02.	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

On August 13, 2020, the Company entered into amendments with each of K. Earl Reynolds, its former Chief Executive Officer and President, Scott C. Pittman, its former Chief Financial Officer and Senior Vice President, James M. Miller, its former Senior Vice President-Operations, and Mark W. Ver Hoeve, its former Vice-President-Geoscience (collectively, the “Former Executives”), relating to the Company’s outstanding severance obligations to the Former Executive (the “Severance Amendments”). Under the Severance Amendments, each Former Executive agreed to a 40% reduction of the current severance obligation owed to him by the Company with such amount to be paid on the earlier of ten days after the effective date of a court-confirmed chapter 11 plan for the Company and March 1, 2021. The Severance Amendments provide that if prior to such payment the chapter 11 plan is confirmed and provides that General Unsecured Claims (as that term is defined in the chapter 11 plan) are treated as impaired within the meaning of section 1124 of title 11 of the United States Code, or some or all of such payment is challenged in the bankruptcy case, then the Former Executives will again be eligible to receive the full amount of the current outstanding severance obligation owed by the Company. Additionally, certain of the restrictive covenants to which Mr. Reynolds and Mr. Ver Hoeve were subject were modified by each of their respective Severance Amendments.

The information set forth in Item 1.01 above regarding the resignation of Mr. Kuharski from the Board is incorporated by reference into this Item 5.02. Mr. Kuharski’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The information set forth in Item 1.01 above regarding the Board’s rejection of Mr. McFarland’s resignation from the Board is incorporated by reference into this Item 5.02. Mr. McFarland’s resignation was tendered as a technical matter under the Amended SVP Agreement and, after consideration of his qualifications and service to the Board and the Company, the Board rejected such resignation and Mr. McFarland agreed to continue to serve in his capacity as a director of the Company.

The description of the Severance Amendments does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Severance Amendments with the Former Executives attached to this Current Report on Form 8-K as Exhibits 99.3, 99.4, 99.5 and 99.6, each of which is hereby incorporated by reference into this Item 5.02.

Item 7.01.	Regulation FD Disclosure

Press Release

On August 17, 2020, the Company issued a press release announcing the filing of the chapter 11 cases. A copy of the press release is attached hereto as Exhibit 99.10 and is incorporated by reference herein.

Cleansing Material

Prior to the filing of the chapter 11 cases, the Company entered into confidentiality agreements (collectively, the “NDAs”) with certain parties. Pursuant to the NDAs, the Company agreed to publicly disclose certain information (the “Cleansing Material”) upon the occurrence of certain events set forth in the NDAs. A copy of the Cleansing Material is attached to this Current Report on Form 8-K as Exhibit 99.11. The Cleansing Material was prepared by the Company solely to facilitate a discussion with the parties to the NDAs and was not prepared with a view toward public disclosure and should not be relied upon to make an investment decision with respect to the Company. The Cleansing Material should not be regarded as an indication that the Debtors or any third party considers the Cleansing Material to be a reliable prediction of future events, and the Cleansing Material should not be relied upon as such. The Cleansing Material includes certain values for illustrative purposes only and such values are not the result of, and do not represent, actual valuations, estimates, forecasts or projections of the Debtors or any third party and should not be relied upon as such. The uncertainty in these values may be amplified by the ongoing COVID-19 pandemic, which has caused significant economic uncertainty and volatility in capital markets. Neither the Debtors nor any third party has made or makes any representation to any person regarding the accuracy of any Cleansing Material or undertakes any obligation to publicly update the Cleansing Material to reflect circumstances existing after the date when the Cleansing Material was prepared or conveyed or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Cleansing Material are shown to be in error.

Disclosure Statement

On August 15, 2020, the Debtors commenced a solicitation for acceptance of the Plan by causing the Plan and the corresponding disclosure statement (the “Disclosure Statement”) to be distributed to certain creditors of the Company. A copy of the Disclosure Statement, including the Plan attached as an exhibit thereto, is attached as Exhibit 99.12 to this Current Report on Form 8-K. The Disclosure Statement includes important information relating to the Company’s operations, anticipated events during the chapter 11 cases, pending litigation, a summary of the Plan, a description of the Convertible Notes and New Common Stock to be issued pursuant to the Plan, the rights of certain creditors of the Company to participate in a Rights Offering, financial information and projections, valuation analysis, transfer restrictions and certain consequences under the federal securities laws, certain tax consequences of the Plan, certain risk factors, voting procedures and requirements relating to the solicitation, confirmation of the Plan, alternatives to confirmation and consummation of the Plan and a recommendation relating to the Plan.

The information contained in the Disclosure Statement and this Current Report on Form 8-K do not constitute an offer to buy, nor a solicitation of an offer to sell, any securities of the Company, nor do they constitute a solicitation of consent from any persons with respect to the transactions contemplated hereby and thereby. While the Company expects the restructuring will take place in accordance with the Plan, there can be no assurance that the Company will be successful in completing a restructuring. Holders of common stock, holders of Senior Notes and other security holders are urged to read the disclosure materials, including the Disclosure Statement, because they contain important information regarding the restructuring.

The information contained in this Item 7.01, including in Exhibits 99.10, 99.11 and 99.12, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Current Report on Form 8-K (including any exhibit hereto or any information included herein or therein) shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Cautionary Note Regarding the Chapter 11 Cases

The Company cautions that trading in the Company’s common stock during the pendency of the chapter 11 cases is highly speculative and poses substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders of the Company’s common stock in the chapter 11 cases. The Company expects that holders of the Company’s common stock could experience a significant or complete loss on their investment, depending on the outcome of the chapter 11 cases.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Restructuring Support Agreement, dated as of August 15, 2020, by and among Chaparral Energy, Inc., certain of its subsidiaries and the Consenting Creditors (as defined therein).*

99.2	Backstop Purchase Agreement, dated as of August 15, 2020, by and among Chaparral Energy, Inc., certain of its subsidiaries and the Backstop Parties (as defined therein).*

99.3†	Amendment and Release Agreement between the Company, Chaparral Energy, L.L.C. and James M. Miller dated August 13, 2020.

99.4†	Amendment and Release Agreement between the Company, Chaparral Energy, L.L.C. and Mark Ver Hoeve dated August 13, 2020.

99.5†	Amendment and Release Agreement between the Company, Chaparral Energy, L.L.C. and Scott Pittman dated August 13, 2020.

99.6†	Amendment to the Separation and Release Agreement between the Company, Chaparral Energy, L.L.C. and K. Earl Reynolds dated August 13, 2020.*

99.7	SVP Letter Agreement, dated as of August 14, 2020, by and among Strategic Value Partners, LLC, certain investment funds directly and indirectly managed by Strategic Value Partners, LLC, and Chaparral Energy, Inc.

99.8	Third Amendment to Limited Forbearance Agreement dated as of August 14, 2020, by and among the Chaparral Energy, Inc., the subsidiary guarantors party thereto, certain Lenders identified therein, and Royal Bank of Canada, as Administrative Agent and Issuing Bank.*

99.9	Amended and Restated Forbearance and Waiver Agreement dated as of August 14, 2020, by and among Chaparral Energy, Inc., the subsidiary guarantors party thereto, and certain noteholders identified therein.*

99.10	Press Release, dated as of August 17, 2020, issued by Chaparral Energy, Inc.

99.11	Cleansing Material, dated as of August 16, 2020.

99.12	Disclosure Statement, dated as of August 15, 2020.

*

Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K. Pursuant to Item 6.01(b)(2) of Regulation S-K exhibits and schedules are omitted. Chaparral Energy, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPARRAL ENERGY, INC.

Dated: August 17, 2020	By:	/s/ Justin Byrne
	Name:	Justin Byrne
	Title:	Vice President and General Counsel